UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☒	Soliciting Material under Rule 14a-12

RIVIERA HOLDINGS CORPORATION

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Riviera Holdings Corporation will issue the following letter on July 7, 2006 to participants in its Employee Stock Ownership Program:

July 7, 2006

Dear Fellow Team Members:

You will soon receive a proxy statement describing the proposed merger of Riviera Holdings Corporation, with a new company – Riv Acquisition Inc. (and its parent company, Riv Acquisition Holdings Inc.) – formed by a group of buyers to consummate the merger.

Please read the proxy statement carefully. In order for the merger to be consummated, holders of at least 60% of our outstanding shares must approve it. As a participant in the ESOP, you have the right to instruct the Trustee of the ESOP on how to vote your shares.

Your vote and the vote of other ESOP participants could be the deciding factor, for at least a couple of reasons. First, the ESOP owns 883,313 shares, or 7.1% of Riviera’s total outstanding shares. That makes the ESOP one of our largest shareholders.

Second, all of our shares held by the ESOP will be voted on the merger (and on all other voting proposals) in proportion to the voting instructions that the ESOP Trustee receives from ESOP participants who submit voting instructions.

So consider the following: If the ESOP Trustee receives voting instructions from participants who hold, in the aggregate, only 90,000 shares through the ESOP and those participants instruct the Trustee to vote 60,000 shares in favor of the merger and 30,000 shares against the merger, then 588,875 shares held by the ESOP will be voted for the merger and 294,438 shares will be voted against it. Therefore, your voting instructions could affect how the ESOP Trustee votes more shares than the number of shares in your ESOP account.

We urge you to instruct the ESOP trustee on how you want your ESOP shares to be voted. The proxy statement package you will soon receive contains a proxy card which you should complete and return as soon as possible to ensure your vote is counted.

RIVIERA’S BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE MERGER.

Please read “The Company’s Reasons for the Merger; Recommendation of the Board,” on pages 21 to 23 of the proxy statement, for our reasons and the factors we considered in determining that the merger was in Riviera’s and our stockholders’ best interests and agreeing with the buyers that we would recommend approval by our stockholders.

We also want you to know that six years ago when we substituted the ESOP for the Profit-Sharing Plan as the investment vehicle for Riviera’s contributions to your account, we did so in order that our team members would directly benefit from increases in the value of our shares. This turned out to be a very wise decision. Since 2000, the total value of the ESOP account has increased over 700%, based on the $17 per share merger price.

Many participants have asked me to explain what will happen with their ESOP accounts if the merger is completed or if it is not completed.

If the Merger is Completed:

The buyer of Riviera will pay the ESOP $17 in cash for each share of Riviera stock that the ESOP holds. Prior to that time, you will receive a more detailed explanation of your options, tax-related information and a transmittal form for you to complete and submit to the ESOP Trustee.

The ESOP will be terminated and all participants will be 100% vested. Thereafter, the ESOP will begin to distribute to you all of the funds held for your benefit.

You will have a number of options for how to deal with your distribution, and more information on those options will be provided to you at that time. Among those options will be rolling over some or all of your ESOP account balance to your 401(k) account, or to a separate IRA without any deduction for federal income taxes. You may also elect to receive a check for some or all of your account balance, less the required 20% federal income tax withholding.

Any contributions by Riviera for 2006 will be made to your profit-sharing account with vesting in accordance with the terms of our Profit-Sharing Plan.

Please also keep in mind that the buyer of Riviera has stated to the media that it plans to make significant capital investments in our properties to enable us to compete more effectively in both Las Vegas and Black Hawk.

If the Merger is Not Completed:

The ESOP will continue and the ESOP Trustee will use future contributions by Riviera to purchase additional shares of Riviera’s stock.

Vesting will continue in accordance with the terms of the ESOP, provided that you continue to work for Riviera.

If you leave Riviera, then you will have the same rights as before to receive a distribution of your ESOP account balance, either in cash or in Riviera shares, as you elect at that time. The value of your shares will be determined by the closing price of Riviera’s stock on the last day of the quarter in which you terminate employment.

I want to thank you for your contribution to Riviera’s success and to the increase in the value of Riviera’s stock. I am glad that the merger will enable you to benefit directly from the increase in that value.

Very truly yours,

/s/ William L. Westerman

William L. Westerman

WLW:lj

ADDITIONAL INFORMATION AND WHERE TO FIND IT

This letter may be deemed solicitation material with respect to the proposed acquisition of Riviera Holdings Corporation (“Riviera”) through a merger with Riv Acquisition Inc., which is a wholly-owned subsidiary of Riv Acquisition Holdings Inc. In connection with that proposed merger, Riviera has filed a revised definitive proxy statement with the Securities and Exchange Commission (the “SEC”). Riviera plans to commence the mailing of that proxy statement to its shareholders on July 10, 2006 or as soon thereafter as practicable. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. Riviera and its officers and directors may be deemed participants in the solicitation of proxies in connection with the proposed transaction. Information regarding such individuals is included in the proxy statement relating to the merger. Investors may obtain a free copy of that proxy statement and other relevant documents when they become available, as well as other proxy statements and materials filed with the SEC concerning Riviera and such individuals, at the SEC’s website at www.sec.gov. Free copies of Riviera’s SEC filings are also available on Riviera’s Internet website at www.rivierahotel.com.